EXHIBIT 99.2

CORPORATE PARTICIPANTS

Steve Teng Sport Chalet, Inc. - Financial Analyst

Howard Kaminsky Sport Chalet, Inc. - CFO

Craig Levra Sport Chalet, Inc. - Chairman & CEO

CONFERENCE CALL PARTICIPANTS

Ken Brackett Private Investor - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Sport Chalet fourth-quarter and full-year fiscal 2013 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. As a reminder, ladies and gentlemen, this conference is being recorded today, May 23, 2013, and may not be reproduced in whole or in part without permission from the Company.

I would like to introduce Steve Teng from Sport Chalet. Please go ahead.

Steve Teng - Sport Chalet, Inc. - Financial Analyst

Thank you, Operator. Good afternoon, everyone, and thank you for joining us today. If you have not received a copy of our press release, please call area code 818-949-5300 and we can have a copy sent to you. Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information, statements made on this conference call are forward-looking and made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.

Those risks include, among other things, the specific forward-looking statements made on this conference call and the risks associated with each; the negative effect of the economic downturn on the Company's sales; limitations on borrowing under the Company's bank credit facility; the Company's ability to control operating expenses and costs; the competitive environment of the sporting goods industry in general and in the Company's specific market areas; inflation; the challenge of maintaining its competitive position; the Company's ability to manage the growth of its Team Sales Division and online business; the Company's ability to regain or subsequently maintain compliance with the requirements for continued listing of its Class B Common Stock; changes in cost of goods and services; and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

I would now like to turn the call over to Howard Kaminsky, Chief Financial Officer of Sport Chalet. Howard, please go ahead.

Howard Kaminsky - Sport Chalet, Inc. - CFO

Thanks, Steve. Good afternoon, everyone, and thank you for joining us today. On the call with me is Craig Levra, our Chairman and Chief Executive Officer. Following my review of our financial results for the fourth quarter and full year ended March 31, 2013, Craig will provide further commentary. After our formal comments, we will both be available for any questions you might have. For the fourth quarter, sales increased $5.9 million, or 7.2%, to $87.8 million. The sales increase is primarily due to a comparable store sales increase of 6.8%, while sales for our Team Sales Division increased 23.1% and online increased 20%. The comp store sales increase of 6.8%, which is an improvement from the 5.3% decrease in the same period of last year, was primarily due to an incremental improvement in winter weather. Not a great winter but certainly better than last year.

Gross profit for the quarter as a percent of sales increased to 27% from 23.9% for the fourth quarter of the prior year. The increase in gross profit is primarily the result of a reduction in markdowns and an increase in winter rentals and repairs, which have higher margins than merchandise sales. Expenses for Q4 as a percent of sales increased to 26.5% from 25.5%, primarily due to increases of $800,000 in labor related to the sales increase; $300,000 in advertising; and $800,000 in costs associated with the growth of our Team Sales Division, which include operational issues related to their conversion to new computer systems that we would not expect to reoccur. The increase in labor and advertising served to focus customer attention on our technical merchandise and innovative brand offerings, while being less promotional.

Net loss for the quarter decreased 40% to $2.3 million or $0.16 per diluted share compared to a net loss of $3.8 million or $0.27 per diluted share for Q4 last year. For the full year, sales increased $10.8 million or 3.1% to $360.6 million. The increase in sales was primarily due to a 3.7% increase in comp store sales. While sales for our Team Sales Division increased 19.5% and online increased 21.5%. The sales increase was partially offset by one store closure, which contributed $3.2 million of sales in the prior year. The comp store sales increase of 3.7% is an improvement from the 0.6% decrease in 2012, which was primarily due to the unseasonably warm and dry winter weather experienced in a second half of fiscal 2012. Our comp store sales increased three out of four quarters in fiscal '13, increasing 2.9%, 5.5%, and 6.8% in the first, second, and fourth quarters respectively, with a slight 0.7% decline in the third quarter.

Gross profit as a percent of sales increased to 27.5% from 27.3% last year. In the first three quarters of fiscal '13, the margin was negatively impacted by costs related to ongoing customer satisfaction initiatives, changes in merchandise cost and product mix, as well as a payment received in the prior year from the landlord as part of store's closing. The negative impact was offset primarily by lower markdowns and increased winter rentals and repairs, which have higher margins, due to an incremental improvement in winter weather in the fourth quarter of fiscal '13. Expenses increased $2.8 million, or 3.1%. The increase was primarily due to increases of $1.4 million in advertising and $1.2 million in costs associated with the growth of our Team Sales Division, which include operational issues related to the new computer systems that for the most part should not reoccur. As a percent of sales, expenses remained unchanged at 25.5%. Depreciation decreased $1 million as a result of our low level of capital expenditures in recent years. Net loss for the full year ended March 31, 2013, decreased 34% to $3.3 million or $0.24 per diluted share from a net loss of $5.1 million or $0.36 per diluted share last year.

For our balance sheet, inventory increased $6.1 million, or 6.2%, on an average store basis, primarily due to additional investments in merchandise categories that have exhibited the greatest sales growth potential, as well as a lower-than-planned holiday season sales during the third quarter. On March 31, our bank line had a borrowing capacity of $65 million, of which we utilized $49.9 million, leaving $14.4 million in availability compared to $15.6 million in availability at the end of fiscal 2012. The decrease was primarily a result of payments to vendors for the increased inventory. The amount of availability fluctuates due to seasonal changes in sales and inventory purchases throughout the year.

And now I'll turn the call over to Craig for his comments on our performance.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Thank you, Howard, and good afternoon, everyone. We closed fiscal 2013 on a strong note. Fourth-quarter comparable store sales were up 6.8% and we also achieved our first annual comp sales increase since 2007. Sales were higher across all of our channels, including Team Sales and online due to our compelling line up of premium brands, technical merchandise, and high-quality service offerings. Consumer sentiment is on the rise, as Americans' confidence in the economy climbed in May to the highest level in almost six years, as rising real estate values and stock prices boosted household wealth. These factors, along with a more favorable weather environment compared to last year, bode well for our outlook. The economy does appear to be headed in the right direction, yet the momentum we are seeing in our Business continues to be somewhat inconsistent. Over the past several months, we have been refining our strategic plan to position Sport Chalet to fully capitalize on the recovering economy and to generate more consistent, steady growth. And I will discuss some of our key strategic initiatives in just a moment.

Team Sales were up 23.1% for the fourth quarter and 19.5% for the year. Ranked independently, Team Sales now represents Sport Chalet's second largest store. We're very pleased with the early results from this division. 2013 was an investment year for Team Sales, as we fully implemented our SAP conversion and made upgrades to our online order site to offer our teams and our customers a more streamlined, fully customizable solution. This one-time investment contributed to our year-over-year increase in SG&A. Online sales were up 20% for the fourth quarter and 21.5% for the entire year, making it the fastest-growing channel for the year. All of our channels, online, in-store, mobile, are now fully integrated, which gives customers access to the broadest selection of merchandise and the most seamless shopping experience between channels.

In fiscal 2013, we added 400,000 new Action Pass members, bringing the total to 2.1 million members, an increase of 19% over fiscal year 2012. Action Pass members today represent over 50% of our sales; Action Pass members spend 65% more per transaction at Sports Chalet than our non-Action Pass members. We are extremely pleased with this program, which has been effective in cultivating strong customer relationships through timely marketing messages, brand awareness, and value-added rewards. For fiscal 2013, we added new brands, ending the year with the broadest assortments of sporting goods and related services in our Company's history. These brands include, among others, Life Fitness, Reebok CrossFit, Naish paddle boards, Libtech, Zenith, Potomac Aquatics, Masi bikes, Jack O'Neill, Zamberlan hiking boots, Tahoe Sports Stand Up Paddleboards, Sector 9, Hurricane, and Old Time Hockey. We continue to differentiate ourselves by the more than 50 specialty services we offer to sports enthusiasts. And this year we added additional running data analysis for six more stores and we now offer same-day delivery in the four states where we have stores.

In fiscal 2013, we held more than 220 individual training clinics across 14 disciplines for our experts in order to teach our employees about product features, uses, and differentiators. And while the recent retail reports are necessarily healthy, it appears that an economic recovery is now underway and for the past few months, we've been in the process of fine-tuning our go-forward strategic plans. This strategy reset process is proceeding in earnest and while the strategy discussion will be absent from the 10-K that we file in coming days, we will be providing more information to all of our stakeholders in early summer. At the heart of our strategy are five key initiatives, which are in various stages of development and implementation. The initiatives are designed to reinforce Sports Chalet as the retailer of choice for premium brands, first-to-market performance, technical, and lifestyle merchandise, and best-in-class service from our 2,900 Sports Chalet experts.

First, is the launch our next-generation concept store at Figueroa and Seventh Street in Downtown Los Angeles this summer. This 27,000 square-foot store is significantly smaller than our normal prototype, which averages over 40,000 square feet. We believe this store sets the stage for our next generation of growth as the success of this footprint will fine-tune our numerous options for geographic expansion. Next is our digital strategy, which is a general statement for so many separate yet ultimately integrated initiatives underway at Sport Chalet. We are employing state-of-the-art technology at every level of our Company to drive improvements from top to bottom. Some of these improvements will be very visible from customer standpoint. Others will simply make customer interaction with Sports Chalet, so that engage with athletes and customers in the manner and method, when and how they choose to engage with us.

We have high hopes for our online store. We have already had significant growth and really believe we have more expansion opportunities. We have launched an expanded online assortment of a vendor direct-to-customer drop ship services, and we have the ability to continue to build online presence with the launch of a new blog platform and a social communication strategy designed to drive traffic to our website, and ultimately online into our stores.

Now everyone talks about big data. After having laid the groundwork for these past -- beginning six years ago, we now have actionable intelligence to target sports enthusiasts, the highest propensity to buy from Sport Chalet using the best methods to reach one of them. This data allows us to personalize our customer communication, based on individual customer behavior and purchase history. Our investments in technology also allow us to tailor each store's merchandise mix to appeal to the customers that we serve in the different markets where we operate. Additionally, we leverage technology to minimize aged inventory, allowing us to offer one of the freshest product assortments of any specialty retailer in the nation. And we share this key behavioral data with our most important suppliers to help us set the right mix of product by store.

Finally, we are taking the phrase, think globally, act locally, to heart by putting in place local programs to create differentiation through grassroots marketing programs and micro-merchandising initiatives to reinforce Sports Chalet's position as a valuable community member. One example is the launch of our Order Today, Deliver Today service. We've also recently engaged with Formula Public Relations to help us implement community focus programs and heighten regional awareness of our brands. And last but not least, our store general managers are acting as entrepreneurs, engaging with clubs, groups, and leagues, most [important] in their individual communities to sponsor and promote activities related to their overall participation. Internally, we call this “event the box”, but you would think of it in terms of running your own business.

On the investor side, we engaged Financial Profiles for strategic investor relations and financial communication services to help raise our profile and develop a more proactive approach to investor interaction. In addition to helping us get this message out about all of these fantastic initiatives, we will also be working with Financial Profiles on interactive more often for the financial community through conference appearances and non-deal roadshows. I had a chance to recently speak at the Imperial Capital consumer conference we look forward to becoming more active at these types of events. In closing, I'm pleased with our results for the fourth quarter.

While things are not yet where we'd like them to be, we believe they are getting better. There will always be a number of factors that impact our results that are out of our control and therefore we are focused on optimizing those factors we can control. We are excited about our strategic initiatives and believe we are well-positioned as we can possibly be to compete and succeed in 2014 and beyond. Thank you very much for joining us today and please stay tuned for a save-the-date notification for our investor and press event in conjunction with the grand opening of our Figueroa/Seventh Downtown Los Angeles.

Now we will open up the call in the event any of you have questions. Operator?

QUESTION AND ANSWER

Operator

Ken Brackett, private investor. Please proceed.

Ken Brackett - Private Investor - Analyst

Two questions I have. One relating to profitability. Three straight years now, probably a little longer, but I'm looking at the current numbers, three straight years of not hitting a profit. $3.3 million loss this year is certainly better than fiscal '12, but it's higher than fiscal '11. What steps are you taking to return to profitability and when do you anticipate returning to profitability is my first question. My second question relates to employee morale and how you are attacking that and raising that. It is fairly apparent when I'm in stores that there's some issue of it over the time with salary and wage freezes over the past few years that that could be an issue that could be holding you back?

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Well thanks for your questions, Ken. First of all, we are taking a number of steps to grow top-line business. So we have outlined those here, so it's a fully seamless integration of mobile, online, and in-store work. We are investing heavily in training to make sure that the experience that our athletes and customers have when they visit our stores continues to improve. We've worked extremely hard to control aged inventory so as you visit our stores, you will see very little clearance or aged product inside of our stores. And we're certainly working hard on additional ways to reduce expenses. One of the things I didn't address on the conference call is we closed a non-performing store this past quarter in Northern California in Antioch, and we've already announced plans to close another non-performing store, Metro Center in Arizona later this year. On the morale side, I have a different perspective. Our team is highly engaged and motivated. We are working hard to deliver a great experience. Our 2,900 experts are very intelligent. They understand the numbers and understand retail is undergoing some radical shifts and we've got to fight our way through it. So if you experience isn't right in a particular case, I would love to hear about it, but I would tell you our morale is there, the enthusiasm certainly is there, and we are excited and engaged about our go-forward plan. We've got some exciting initiatives.

Ken Brackett - Private Investor - Analyst

Thank you.

Operator

Thank you. There are no more questions at this time. I would now like to turn the call back over to Management.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

We'd just like to thank all of you again for joining us today. And if you have any follow-up questions, please feel free to contact Howard or me. Have a great afternoon.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for your participation.